
                                                                     EXHIBIT 12

                             KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




     Year Ended December 31,      1993     1992      1991      1990     1989
                                                 (in thousands except ratios)

     Earnings
       Income Before Cumulative
         Effect of a Change in
         Accounting Principle $ 81,286 $ 76,298  $ 84,755  $ 80,113 $ 82,298
     Adjustments
       Fixed charges            32,899   40,965    38,185    37,351   36,575
       Income taxes
       Current Federal          35,893   30,838    37,241    30,618   23,674
       Current State             9,484    7,951     9,252     8,866    4,665
       Deferred Federal--Net     2,837    2,269       570     3,024   12,766
       Deferred State--Net          71      561       160       (26)   4,115
       Deferred investment
         tax credit--Net          (107)    (130)     (654)     (151)    (161)
       Income taxes included
         in Other Income
         and Deductions
       Current Fed and State    (2,616)    (224)     2,085    4,167    3,697
       Deferred Fed and State    2,817    1,144       (458)    (535)    (825)
       Amortization of
         investment credit      (4,024)  (4,019)   (3,723)   (4,039)  (4,127)
       Undistributed income of
         Electric Energy, Inc      (38)     (53)        5        76     (101)


         Total Earnings       $158,502 $155,600  $167,418  $159,464 $162,576

     Fixed Charges
       Int on long-term debt  $ 31,650 $ 39,571  $ 36,559  $ 36,132 $ 35,663
       Other interest charges    1,249    1,394     1,626     1,219      912

         Total Fixed Charges  $ 32,899 $ 40,965  $ 38,185  $ 37,351 $ 36,575


     Ratio of Earnings
       to Fixed Charges           4.82     3.80      4.38      4.27     4.45




     ____________

     Note--Rentals are not material and have not been included in fixed charges.
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